Exhibit 10.6

stockholders AGREEMENT

This Stockholders Agreement (the “Agreement”) is made and effective as of September 18, 2018 (the “Effective Date”), by and among Rank One Computing Corporation, a Colorado corporation (the “Company”) and those holders of the Company’s Common Stock listed on Exhibit A hereto (the “Stockholders”).

Recitals

Whereas, the Company anticipates issuing Capital Stock to existing and future Stockholders pursuant to purchase agreements, subscription agreements or other agreements (the “Purchase Agreements”); and

Whereas, the obligations in the Purchase Agreements are or will be conditioned upon the execution and delivery of this Agreement;

Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on behalf of themselves and all Stockholders, the parties hereto agree as follows:

Agreement

1.	Definitions.

1.1 “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person and any fund or investment vehicle that (a) is organized by such Person or any other Person which controls, is controlled by or is under common control with such Person for the purpose of making equity or debt investments in one or more companies and (b) is managed, controlled by, or under common control with, such Person, and, in each case, each of their respective shareholders, partners (general or limited), principals or members.

1.2 “Articles” shall mean the Company’s Articles of Incorporation, as then in effect.

1.3 “Board” shall mean the Company’s Board of Directors.

1.4 “Change in Control” shall mean an “Acquisition” or “Asset Transfer” as such terms are defined in the Articles.

1.5 “Capital Stock” shall mean shares of the Company’s Common Stock and any other class or series of the Company’s capital stock, now owned or subsequently acquired.

1.6 “Common Stock” shall mean shares of the Company’s Common Stock issued or issuable upon exercise of any option, warrant or other security or right of any kind convertible into or exchangeable for shares of the Company’s Common Stock, now owned or subsequently acquired.

1.7 “Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.

1.8 “Shares” shall mean shares of Capital Stock held by a Stockholder.

1.9 “Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Capital Stock.

2.	Restriction on Sale or Transfer.

2.1 Each Stockholder agrees not to make any Transfer of all or any portion of their Shares unless and until:

(a) there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or other applicable law covering such proposed Transfer and such Transfer is made in accordance with such registration statement; or

(b) (1) The transferee has agreed in writing to be bound by the terms of this Agreement, (2) such Stockholder shall have notified the Company of the proposed Transfer and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed Transfer, (3) the Company has agreed in writing to such Transfer (other than with respect to Permitted Transfers), and (4) if reasonably requested by the Company, such Stockholder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such Transfer will not require registration of such shares under the Securities Act.

2.2 Permitted Transfers.

(a) Notwithstanding Section 2.1 above and subject to the requirements of this Agreement, a Stockholder may Transfer such Stockholder’s Shares in the following cases: (1) a partnership transferring to its Affiliates (as defined below), partners, limited partners or former partners in accordance with partnership interests, (2) a corporation transferring to any Affiliated entity, including, without limitation, any subsidiary or parent corporation, or Affiliated partnership, limited liability company or investment fund, (3) a limited liability company transferring to Affiliates, including but not limited to affiliated investment funds, its members or former members in accordance with their interest in the limited liability company, (4) to the Company, (5) to any Affiliate, trust or relative of such Stockholder for estate planning purposes, (6) an individual Stockholder transferring to an immediate family member or a trust for the benefit of such immediate family member or (7) to such Stockholder’s executor, administrator, trustee, or personal representative at death or involuntarily by operation of law (each a “Permitted Transfer”).

(b) The transferor and transferee of a Permitted Transfer shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate, in the opinion of counsel to the Company, to effect such Transfer and to confirm (1) the transferee’s agreement to be bound by the provisions of this Agreement, plus such transferee’s assumption of all monetary or other obligations of the transferor with respect to the Shares being transferred and (2) the transferor’s agreement to guarantee the prompt payment and performance of such assumed obligations.

(c) In the case of Transfer of Shares at death or involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company, confirming such Transfer and that such transferor (and/or such transferor’s estate) remains liable for all monetary obligations with respect to such interest.

(d) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the interests transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to recognize any rights of the transferee with respect to any transferred interests until the Company has received such information.

2.3 Legends. Each certificate representing shares of stock of the Company shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws) restrictive legends (each, a “Legend”):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN Stockholders agreement by and between the Stockholder and the company. Copies of such agreement may be obtained upon written request to the secretary of the company.

2.4 The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legends from any such certificate, except to the extent the Company has received an opinion of counsel satisfactory to the Company that such Legends may be removed, and will place or cause to be placed the Legends on any new certificate issued to represent the Company’s Capital Stock theretofore represented by a certificate carrying the Legends.

2.5 In the event of any Transfer or attempted Transfer in violation of this Agreement, the parties engaging in such Transfer or attempted Transfer shall be liable to indemnify and hold the Company and the other Stockholders harmless from all costs, liabilities, and damages to the Company or any of such other Stockholders (including, without limitation, incremental tax liability and fees and expenses of legal counsel) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

2.6 This Agreement is subject to, and shall in no manner limit, the right which the Company may have to repurchase securities from the Stockholders pursuant to any right of first refusal set forth in the Company’s bylaws.

2.7 The provisions of this Agreement shall be binding upon the successors in interest to any of the Company’s Capital Stock. The Company shall not permit the transfer of any of the Company’s Capital Stock on its books or issue a new certificate representing any of the Company’s Capital Stock unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Stockholder.

3.	Covenants of the Company.

3.1 Confidentiality of Records. Each Stockholder agrees to use the same degree of care as such Stockholder uses to protect its own confidential information to keep confidential any information furnished to such Stockholder pursuant to this Agreement or otherwise (so long as such information is not in the public domain), except that such Stockholder may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Stockholder as long as such partner, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.1 or comparable restrictions; (ii) to any of the Stockholder’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Stockholder’s investment in the Company and if such professionals are obligated to maintain the confidentiality of the same; (iii) at such time as it enters the public domain through no fault of such Stockholder; (iv) that is communicated to it free of any obligation of confidentiality; (v) that is developed by such Stockholder or its agents independently of and without reference to any confidential information communicated by the Company; or (vi) as required by applicable law.

Notwithstanding anything herein to the contrary, provided that such recipients agree to be subject to similar confidentiality obligations as those set forth herein, such Stockholder may provide any such information (i) to its general partner or fund manager (and its members or officers) and (ii) or to a lender of Stockholder. Furthermore, provided that such recipients agree to be subject to similar confidentiality obligations as those set forth herein, nothing in this paragraph shall restrict any Stockholder’s ability to disclose the existence and nature of its relationship with the Company to its affiliates, members or partners, or to provide its affiliates, members or partners with periodic reports and such other information about the Company prepared by such Stockholder in the ordinary course of its business.

3.2 Proprietary Information and Intellectual Property Agreement. The Company shall require all officers, employees, independent contractors and consultants that create intellectual property on behalf of the Company to execute and deliver a Proprietary Information and Intellectual Property Agreement substantially in the form delivered to the Stockholders prior to the date of this agreement. In addition, the material terms of such Proprietary Information and Intellectual Property Agreement shall be contained in any consulting agreement the Company entered into or enters into with any former or present consultant of the Company, or, to the extent such material terms are not contained in any consulting agreement with such consultant, the Company shall require such consultant to enter into such Proprietary Information and Intellectual Property Agreement. The Company and Stockholders hereby acknowledge and agree that as of the Effective Date, Brendan F. Klare, Joshua C. Klontz, Scott J. Klum, Benjamin H. Klein, Cody H. Barnes and David S. Ray have executed a Proprietary Information and Intellectual Property Agreement, whereas Anil K. Jain and Robert W. Kocher have not served as an officer, employee, independent contractor or consultant of the Company prior to the Effective Date and thus were not required to and have not executed a Proprietary Information and Intellectual Property Agreement. The Company and Stockholders further acknowledge and agree that Anil K. Jain and Robert W. Kocher may not or will not in the future become or in any way whatsoever be deemed obligated to execute a Proprietary Information and Intellectual Property Agreement for activities prior to the Effective Date, on the Effective Date or after the Effective Date without the prior written mutual consent of at least the Company and Anil K. Jain and Robert W. Kocher (as applicable) with such consent determined by each party for themselves in their sole and absolute discretion.

3.3 New Issuances. The Company shall not, without the prior written consent or prior affirmative vote of Stockholders holding Shares that represent at least 60% of the fully-diluted shares of Capital Stock, issue or obligate itself to issue more than an aggregate total of 10,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) of Capital Stock in any manner or form whatsoever (including, but not limited to by option, warrant or contract) from or after the Effective Date.

3.4 Amendments. In addition to the terms and conditions under Section 7.6 (Amendment or Waiver) of this Agreement, the following additional terms and conditions apply to amendments of certain Company documents as follows: any amendment to this Agreement, the Company’s certificate of incorporation or the Company’s bylaws that would affect the rights or obligations of any Shareholder in a manner that is disproportionately adverse to such Shareholder relative to other Shareholders in respect of Shares of the same class or series shall be effective only with that Shareholder’s consent. Further, the amendment of the last sentence of Section 3.2 with respect to Anil K. Jain and Robert W. Kocher (as applicable) requires their prior written consent, to be determined in each of their respective sole and absolute discretion.

4.	Voting.

4.1 Voting Agreement. The Stockholders each agree to hold all of their Shares subject to, and to vote such Shares in accordance with, the provisions of this Agreement.

4.2 Election of Directors. On all matters relating to the election of directors of the Company, each of the Stockholders agrees to vote such Stockholder’s shares of Capital Stock or execute an action by written consent so as to elect members of the Board as follows:

(a) At each election of directors in which the Stockholders, whether voting as a separate class or together as a single class with other classes of Capital Stock, are entitled to vote to elect directors of the Company, the Stockholders shall vote all of their respective Capital Stock so as to elect one representative nominated by Brendan F. Klare, so long as Brendan F. Klare and his Affiliates hold not fewer than 1,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) of Capital Stock, which individual shall initially be Brendan F. Klare. Any vote taken to remove any director elected pursuant to this Section 4.2(a), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 4.2(a), shall also be subject to the provisions of this Section 4.2(a).

(b) At each election of directors in which the Stockholders, whether voting as a separate class or together as a single class with other classes of Capital Stock, are entitled to vote to elect directors of the Company, the Stockholders shall vote all of their respective Capital Stock so as to elect one representative nominated by Joshua C. Klontz, so long as Joshua C. Klontz and his Affiliates hold not fewer than 1,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) of Capital Stock, which individual shall initially be Joshua C. Klontz. Any vote taken to remove any director elected pursuant to this Section 4.2(b), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 4.2(b), shall also be subject to the provisions of this Section 4.2(b).

(c) At each election of directors in which the Stockholders, whether voting as a separate class or together as a single class with other classes of Capital Stock, are entitled to vote to elect directors of the Company, the Stockholders shall vote all of their respective Capital Stock so as to elect one representative nominated by Scott J. Klum, so long as Scott J. Klum and his Affiliates hold not fewer than 1,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) of Capital Stock, which individual shall initially be Scott J. Klum. Any vote taken to remove any director elected pursuant to this Section 4.2(c), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 4.2(c), shall also be subject to the provisions of this Section 4.2(c).

4.3 No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of any director to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such director pursuant to this Agreement.

4.4 Irrevocable Proxy. To secure each Stockholder’s obligations to vote such Stockholder’s Shares in accordance with this Agreement, each Stockholder hereby appoints the Chairman of the Board, the Chief Executive of the Company or the Secretary of the Company, or any of them from time to time, or their designees, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Stockholder’s Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Stockholder if, and only if, such Stockholder fails to vote all of such Stockholder’s Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for such Stockholder’s written consent or signature. The proxy and power granted by each Stockholder pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Stockholder Shares.

5.	Drag-Along.

5.1 Change in Control In the event that the Board and the holders of at least a 60% supermajority of the Common Stock (the “Requisite Holders”) approve a Change in Control, in each case whether by means of a merger, consolidation, or sale of stock or assets, or otherwise (each, an “Approved Sale”), all Stockholders shall, in their respective capacities as stockholders of the Company, consent to, and vote all of their shares of Capital Stock in favor of, and raise no objections against the Approved Sale, and if the Approved Sale is structured as (a) a merger or consolidation of the Company or a sale of all or substantially all of the Company’s assets, each Stockholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (b) a sale of the stock of the Company, each Stockholder shall agree to sell all of such Stockholder’s shares of Capital Stock on the terms and conditions approved by the Requisite Holders and the Board; provided that in an Approved Sale, each Stockholder receives the same total consideration and benefits per share of each class or series held by such Stockholder as such Stockholder would be entitled to under the terms of the Articles and as each other holder of stock within such class or series, and shares the burden of the Approved Sale in like fashion on a pro rata basis. Each Stockholder hereby grants to each of the President and the Secretary of the Company, with full powers of substitution, an irrevocable proxy, coupled with an interest, to vote any and all shares of the Company owned by such holder beneficially or of record, and to take such other actions to the extent necessary to carry out the provisions of this Section 5.1, in the event of any breach by such holder of its obligations hereunder.

5.2 Further Action. In accordance with the terms of Section 5.1 hereof, each Stockholder shall take all reasonably necessary and desirable actions approved by the Requisite Holders in connection with the consummation of the Approved Sale, including the execution and delivery of such agreements and such instruments and other actions reasonably necessary to (i) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (ii) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale; provided, however, that no Stockholder shall be required to make any representations or warranties other than as to such holder’s ownership of the shares of Capital Stock which such Stockholder is transferring and/or voting (and not as to any other person’s stock ownership), and; provided further that no Stockholder shall have any liability for indemnification or contribution unless all Stockholders are similarly providing such indemnification and contribution and such required indemnification or contribution obligations shall be several, rather than joint, and the maximum obligation of any Stockholder under such provisions shall be limited to the amount of such Stockholder’s proceeds (whether cash or otherwise) from the Approved Sale.

6.	Market Stand-Off Agreement.

6.1 Each of the Stockholders agrees that, during the period of duration specified by the Company or an underwriter of Common Stock or other securities of the Company, following the effective date of the first registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company or any such underwriter, (i) lend, offer, pledge, sell, contract to sell (including, without limitation, any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than to donees who agree to be similarly bound, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities in case or otherwise, except for securities to be sold to such underwriter pursuant to such registration statement; provided, however, that:

(a) Such agreement shall apply only to the Company’s first firm commitment public offering;

(b) All officers and directors of the Company and holders of at least one percent (1%) of the Company’s outstanding Common Stock, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements;

(c) Such market stand-off time period shall not exceed one hundred eighty (180) days; provided, however, that if either (a) during the last seventeen (17) days of such one hundred eighty (180) day period, the Company issues earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of such one hundred eighty (180) day period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the one hundred eighty (180) day period, then the restrictions imposed during such one hundred eighty (180) day period shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, further, that in the event the Company or the underwriter requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period shall continue to apply to the extent requested by the Company or the underwriter to comply with such laws, rules, regulations, or trading policies, not to exceed two hundred and seventeen (217) days; and

(d) Such agreement shall provide that any discretionary waiver or termination of the restrictions of the agreement shall apply to Stockholders pro rata based on the number of shares subject to the agreement.

6.2 In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Common Stock of each Stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

7.	Miscellaneous.

7.1 Termination. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a) the date of the closing of a Qualified IPO (as such term is defined in the Articles);

(b) the consummation of a Change in Control pursuant to which the Stockholders receive cash, marketable securities, and/or securities that are registered under the Securities Act; provided, however, in the event that such Change of Control is a sale of all or substantially all of the assets, this Agreement shall not terminate until the proceeds of such sale have been distributed to the Stockholders in accordance with their liquidation preferences; or

(c) the date as of which the parties hereto terminate this Agreement by written consent of each of (i) Stockholders holding at least a majority of the Common Stock then held by the Stockholders, and (ii) the Company. Notwithstanding the foregoing, solely as to the termination of Sections 4 and 5 only, the consent of the Common Holders holding at least a majority of the Capital Stock then held by the Common Holders then providing services to the Company as employees or consultants shall also be required.

7.2 Additional Holders. Prior to the issuance of additional shares of Capital Stock to any party who would hold as a result in excess of one percent (1%) of the outstanding Capital Stock of the Company, the Company shall require, as a condition to such party’s receipt of such securities, that such party become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Stockholder” and a party hereunder.

7.3 Ownership. Each Stockholder represents and warrants that (a) such Stockholder now owns his, her or its shares of the Company’s Capital Stock, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Stockholder enforceable in accordance with its terms.

7.4 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

7.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Colorado in all respects as such laws are applied to agreements among Colorado residents entered into and to be performed entirely within Colorado.

7.6 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of (a) Stockholders holding at least a majority of the Common Stock then held by the Stockholders and (b) the Company. Any amendment or waiver so affected shall be binding upon the Company, each of the parties hereto and any assignee of any such party. Notwithstanding the foregoing, solely as to the amendment or waiver of Sections 4 and 5 only, the consent of the Stockholders holding at least a majority of the Common Stock then held by the Stockholders then providing services to the Company as employees or consultants, shall also be required.

7.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.8 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

7.9 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Capital Stock by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Capital Stock, as the case may be, for purposes of this Agreement.

7.10 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which will be deemed an original, but all of which together shall constitute one instrument.

7.11 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

7.12 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

7.13 Attorney’s Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.14 Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.

7.15 Entire Agreement. This Agreement and the Exhibits hereto, along with the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

7.16 Aggregation of Stock. All shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.17 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Capital Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend or the like of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend or the like.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have executed this Stockholders Agreement as of the date first above written.

COMPANY:

Rank One Computing Corporation

By:	/s/ Brendan F. Klare
Brendan F. Klare
Chief Executive Officer

Address:	1120 N. Lincoln Street, Suite 1607
Denver, Colorado 80203

COMMON HOLDERS:

/s/ Brendan F. Klare
Brendan F. Klare

Address:	2655 N. Saint Paul Street
Denver, Colorado 80205

/s/ Joshua C. Klontz
Joshua C. Klontz

Address:	1029 E. 8th Avenue, #502
Denver, Colorado 80218

/s/ Scott J. Klum
Scott J. Klum

Address:	2190 E. 11th Avenue, Apt 608
Denver, Colorado 80206

Signature Page to

Stockholders Agreement

/s/ Anil K. Jain
Anil K. Jain

Address:	3580 Otsego Drive
Okemos, Michigan 48864

/s/ Robert W. Kocher
Robert W. Kocher

Address:	1880 Virginia Avenue
McLean, Virginia 22101

/s/ Benjamin H. Klein
Benjamin H. Klein

Address:	523 W. 3rd Avenue
Denver, Colorado 80223

/s/ Keyurkumar K. Patel
Keyurkumar K. Patel

Address:	10950 Touchstone Loop
Parker Colorado, 80134

/s/ Cody H. Barnes
Cody H. Barnes

Address:	1080 Krameria Street
Denver, Colorado 80220

/s/ David S. Ray
David S. Ray

Address:	1407 Humboldt Street, Apt 2
Denver, Colorado 80218

Signature Page to

Stockholders Agreement

Exhibit A

LIST OF COMMON HOLDERS

Common Holder	Shares of Common Stock
Brendan F. Klare	2,437
Joshua C. Klontz	2,437
Scott J. Klum	1,768
Anil K. Jain	50
Robert W. Kocher	260
Benjamin H. Klein	783
Cody H. Barnes	285
Keyurkumar K. Patel	335
David S. Ray	415